CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Smithfield Foods, Inc. on Form S-8 (Nos. 33-53024 and 333-123417) of our report dated June 29, 2010, relating to the statements of net assets available for benefits of Smithfield Foods, Inc. 401(k) Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009, included within the Form 11-K for Smithfield Foods, Inc. 401(k) Plan for the plan year ended December 31, 2009.

/s/Goodman & Company, LLP

Norfolk, Virginia
June 29, 2010